Exhibit l.3

Stradley Ronon Stevens & Young LLP

1250 Connecticut Avenue, N.W., Suite 500

Washington, DC 20036

202.507.5155

November 28, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Invesco High Income 2023 Target Term Fund

As counsel for Invesco High Income 2023 Target Term Fund (the “Registrant”), we consent to the incorporation by reference of our opinion, filed with Pre-effective Amendment No. 5 to the Registrant’s Registration Statement on Form N-2 (File Nos. 333- 213357 and 811-23186) on November 22, 2016, and to the references to our firm under the heading “Legal Opinions and Experts” in the Prospectus.

In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP

STRADLEY RONON STEVENS & YOUNG, LLP